On The Go Reports Record Unaudited Results for the Three and Six Months Ended January 31, 2004


12:57 EST Friday, March 12, 2004

CONCORD, Ontario, March 12 /PRNewswire-FirstCall/ -- On The Go Healthcare, Inc. (OTC Bulletin Board: OGHI), a leading manufacturer, marketer and distributor of baby, portable healthcare products, computer hardware, software and supplies, announced today its unaudited financial results for the three and six months ended January 31, 2004.

The Company reported record total revenues of $1,069,641 for the six months ended January 31, 2004, an increase of more than 3,000% as compared to total revenues of $35,048 for the six months ended January 31, 2003. The Company reported a net loss of ($427,627) or $(0.01) per share for the six months ended January 31, 2004 as compared to a net loss of ($48,919) or $(0.00) per share for the six months ended January 31, 2003. Basic and fully diluted weighted average shares outstanding were 40,550,205 at January 31, 2004 as compared to 29,613,500 shares outstanding at January 31, 2003.

For the second quarter of 2004, the Company reported total revenues of $807,791 more than 308% higher than the $261,850 reported in the previous quarter. Second quarter 2004 revenues increased more than 5,500% as compared to $14,586 in revenues in the second quarter of 2003. The Company reported a net loss of ($231,899) or $(0.01) per share in the second quarter of 2004 as compared to a net loss of ($31,274) or $(0.00) per share in the second quarter of 2003.

As of January 31, 2004, the Company reported total assets of $1,236,947 with total current assets of 1,078,626 including cash and cash equivalents. As of January 31, 2004, total liabilities were $478,023.

On The Go CEO Stuart Turk stated, "Record second quarter and six month financial revenues validate our claim that our business is very scaleable. While year-over-year revenues jumped by over 3,000%, revenues derived from healthcare and baby products also increased sharply on a sequential basis. Our expanding product line, penetrating multiple sales channels, including large national chains, bodes well for our 2004 performance and should enable us to continue our trend of strong top-line improvements. On The Go is on track to become profitable this year for the first time in its history.

About On The Go Healthcare, Inc.

On The Go Healthcare, Inc. manufactures, markets and distributes a line of healthcare and infant-related products that target home healthcare, medical rehabilitation and long-term care markets worldwide. On The Go's signature product is its Padded Training Seat, an ergonomically-designed, cushioned seat placed on top of adult toilet seats to help toddlers with toilet training. On The Go Healthcare also operates two subsidiaries in complementary business lines:

Healing Heat Sensations (HHS) manufactures, markets and distributes the Company's portable, reusable heat packs for therapeutic purposes. HHS markets to distributors, consumers, hospitals, nursing homes, physicians, home healthcare, retailers and various other healthcare outlets.

Compuquest is a value-added reseller of computer hardware, software, peripherals, and supplies. Compuquest (www.compuquest.com) services hundreds of clients in the U.S. and Canada, including Fortune 100 corporations, hospitals, government ministries, universities and various firms in banking, insurance, law and accounting. Compuquest recently won the Consumers' Choice Gold Award for Best Business Computer Dealer for seven consecutive years.

For more information about On the Go Healthcare and its subsidiaries, visit: www.otcfn.com/oghi. To be added to the Company's email list for news updates, email: OGHIIR@cs.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, economic conditions affecting retailers; continuing success introducing new products; the Company's ability to finance its planned expansion efforts; the Company's ability to manage its planned growth; continued availability of raw materials for the child and health care lines at reasonable costs; continued ability to obtain hardware, software and peripherals at competitive costs; and changes in regulations affecting the Company's core business. The Company does not intend to update any of the forward- looking statements after the date of this document to conform these statements to actual results or to changes in management's expectations, except as required by law.

SOURCE On The Go Healthcare, Inc.

CONTACT: Investor Relations - Stuart Turk of On the Go Healthcare, Inc., +1-905-760-2987, ext. 300; or Geoffrey Eiten of OTC Financial Network, +1-781-444-6100, ext. 613, geiten@otcfn.com

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